Exhibit 99(a)

FOR RELEASE: Friday, Dec. 10, 2004 7:30 AM EST	CONTACT: Claudia Baucus (248) 813-2942

DELPHI PROVIDES 2005 OUTLOOK AND REVISES Q4 OUTLOOK
Company takes aggressive cost-reduction actions to offset industry headwinds;
Additional sites added to Automotive Holdings Group

     TROY, Mich. – Delphi Corp. (NYSE: DPH) is revising its Q4 and CY 2004 earnings guidance and providing a 2005 outlook. This is a reflection of the continued pressures from low global production volumes and commodity price increases in Q4, which are expected to have an even greater impact in the first part of 2005.

     Delphi is taking aggressive cost-reduction actions including implementing plans to further reduce 8,500 positions, in addition to continuing to manage down discretionary costs and capital requirements. Delphi is also placing three additional facilities into its Automotive Holdings Group (AHG) to address underperforming sites.

     “We expect that the plans Delphi has in place will, over time, offset the majority of these headwinds; however, the combined forces of the near-term cost and revenue pressures will outpace our progress in the early part of 2005,” said J.T. Battenberg III, Delphi chairman, CEO and president. “The environment is highly competitive, but we are resolute in our commitment to R&D and in delivering technology-rich, differentiating products as we continue to diversify our customer base.”

Q4 and CY 2004 Revised Outlook

     “Based on these lower production volumes, we are now forecasting Q4 revenues between $6.9 billion and $7.0 billion, approximately $200 million lower than our prior guidance on a constant exchange basis,” said Alan S. Dawes, Delphi vice chairman and chief financial officer. “Concurrent with slowing attrition, this has resulted in a major rise in our U.S. high-wage redundant workforce, which is now approximately 2,300. Coupled with the continued commodity price pressures, these challenges created earnings headwinds that we were only partially able to offset in the quarter with aggressive cost-reduction actions. In the face of these challenges, we still generated operating cash flow(1) and expect to meet our previous guidance for the quarter through continued focus on effective capital spending and working capital improvements.”

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Delphi provided the following revised Q4 and 2004 calendar year guidance:

•	Q4 revenues of $6.9 billion — $7.0 billion; CY revenues of $28.5 billion — $28.6 billion.

•	Q4 GAAP net loss of $123 million — $143 million; Excluding the impact of $45 million in restructuring charges in Q4, as well as a $8 million reduction in tax benefits on the first three quarters of restructuring charges due to a reduction of the tax rate, pro forma net loss of $70 million — $90 million; CY GAAP net loss of $57 million — $77 million; Excluding the impact of $207 million in restructuring charges in 2004, offset by a $12 million reduction in tax reserves associated with the substantial completion of the 1999/2000 U.S. federal tax audit, CY pro forma earnings of $118 million — $138 million.

•	Q4 operating cash flow(1) of $375 million — $425 million; CY operating cash flow(1) of $1.4 billion — $1.5 billion.

     “As is our custom in the fourth quarter, Delphi is evaluating the recoverability of its assets. Given the North American production outlook, this may result in asset impairment charges for selected U.S. legacy cost structures during the fourth quarter,” Dawes added. “Additionally, we are currently discussing with GM the resolution of certain of our pre-separation tax obligations and expect to positively conclude these discussions by the end of the year. Upon conclusion, we will reevaluate the related accruals and make any required adjustments.”

     Since the U.S. legacy cost structure recoverability study and GM discussions regarding pre-separation tax obligations are not yet concluded, each of the foregoing Q4 GAAP and pro forma amounts exclude the effect, if any, of these items.

     “We are making substantial progress on all fronts to reduce Delphi’s legacy cost structure,” Dawes said. “To date, we have met or exceeded all of our workforce reduction targets, have completed the consolidation of one of our AHG facilities in Q3 and will have ceased operations in the three other previously announced AHG sites by the end of this year, as well as two additional U.S. sites.”

CY 2005 Outlook

     “We see many of the same pressures we experienced in Q4 continuing into 2005,” Dawes said. “With an uncertain outlook, we have chosen to make fairly conservative assumptions and base our aggressive improvement plans off of this low level. Specifically, we have assumed GMNA production volumes 125,000 below 2004, a challenging level of troubled suppliers, higher healthcare inflation and commodity price increases, which will be intensified as contracts come up for renewal. Additionally, the likely further reduction in our benefit liability discount rates will present earnings headwinds in 2005.”

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     “These pressures will reduce our earnings run-rate during the first part of 2005, as we saw during the second half of 2004, but we expect that our cost-reduction initiatives and improvements in production volumes during the second half of the year will put us at, or above, a break-even run-rate at the end of 2005. While our 2005 calendar year results will ultimately, in part, be a function of traction on our initiatives, we currently expect to generate a pro forma loss of $200 million for the year.”

     In response to these challenges, Delphi is aggressively planning to further reduce its workforce by 8,500 positions in 2005 through GM flowbacks, normal attrition and incentivized retirements. Of the total reductions, 3,000 are expected to be U.S. hourly employees and 5,500 are planned to be non-U.S. employees,” Dawes said.

Delphi’s 2005 outlook includes the following highlights:

•	Revenues of $28.5 billion — $29.0 billion.

•	GAAP net loss of $350 million. Excluding special charges in the range of $150 million for 2005 expected workforce-reduction programs, the company expects a pro forma net loss of $200 million.

•	Operating cash flow(1) of $0.9 billion — $1.0 billion.

•	Non-GM revenues will reach 50 percent of total sales for 2005, reflecting growth of 11 percent year-over-year.

     “We will continue to invest our operating cash flow to strengthen our balance sheet, assess further restructuring opportunities, pay dividends or engage in other value-enhancing activities,” Dawes added. “While our pension and OPEB expenses will likely rise, due in part to continuing low interest rates, our pension funding obligations remain manageable. We expect to contribute $600 million from operating cash flow to Delphi’s pension funds next year. We are exploring asset sales to supplement our operating cash flow.”

     Delphi is taking aggressive cost-reduction and cash-conservation actions in the face of these challenges. Recent efforts to further reduce Delphi’s cost structure include an intensified company initiative called “EMAC” — Enterprisewide, direct Material Attack on Costs. EMAC is a focused effort of primarily engineering, sales, and purchasing working together to re-engineer our products to reduce direct material costs. It will build on Delphi’s increased collaborative supplier relations. In addition, bold new customer strategies will be required to expedite and validate the changes required to achieve material cost improvements.

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     “We have a strong track record in reducing costs. With this initiative, we are expanding our efforts and expect to achieve our cost-reduction goals,” said Dawes. “Beyond our cost-reduction efforts, we continue to aggressively grow our non-GM business and will cross the 50-percent threshold next year. This represents growth of 11 percent year-over-year and underscores Delphi’s commitment to its customer diversification efforts and its ability to generate revenue growth through its high-tech product offerings.”

AHG Additions

     Delphi is moving three additional manufacturing operations in the company’s Automotive Holdings Group (AHG) to accelerate efforts to bring these sites back to profitability or resolve issues at these operations through other actions. AHG was established to increase Delphi management focus on one operating sector to resolve under-performing product lines or sites, while enabling management of other operating sectors to focus on growth and expansion.

     The additional operations named to Delphi’s AHG include: Laurel, Miss. site; Kettering, Ohio site; and Home Avenue/Vandalia (E & C), Ohio site. These moves are effective Jan. 1, 2005. Delphi continues to study other sites for inclusion in AHG.

     “Placement of sites in the Automotive Holdings Group signals an intensified focus on reducing costs and improving financial performance,” Dawes said. “During this process, we continue to support the customers associated with these manufacturing sites. If the measures implemented while within the AHG do not resolve the challenges of the site, then other coordinated actions may be required. As is our history, we are committed to addressing underperforming businesses and will continue to evaluate the competitiveness of our U.S. operations.”

Additional information

     Additional information about Delphi’s financial outlook and plans for 2005 is available through the Investor Relations page at www.delphi.com. A briefing concerning Delphi’s 2005 calendar year guidance for institutional investors, media and industry analysts will be held at 11:00 a.m. EST today. For the general public, the briefing will be simultaneously webcast from the Investor Relations page at www.delphi.com.

     For more information about Delphi and its operating subsidiaries, visit Delphi’s Media Room at www.delphi.com/media/.

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(1) Operating cash flow is internally defined as GAAP cash flow from operations as shown on our consolidated statement of cash flows less capital expenditures, plus pension contributions and cash paid for employee, product line and related charges, and changes in the sale of accounts receivable and supplier financing programs. Projected operating cash flow is based upon projected GAAP cash flow from operations of $575 million to $625 million for Q4 2004, $1.4 billion for calendar year 2004, and $1.4 billion to $1.5 billion for calendar year 2005.

Forward Looking Statements
All statements contained or incorporated in this press release which address operating performance, events or developments that we expect or anticipate may occur in the future (including statements relating to future sales or earnings expectations, savings expected as a result of our global restructurings or other initiatives, portfolio restructuring plans, volume growth, awarded sales contracts and earnings per share expectations or statements expressing general optimism about future operating results) are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of management’s current views and assumptions with respect to future events. Important factors, risks and uncertainties which may cause actual results to differ from those expressed in our forward-looking statements are discussed in detail in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2003. In particular, the achievement of projected levels of revenue, earnings, cash flow and debt levels will depend on our ability to execute our portfolio and other global restructuring plans in a manner which satisfactorily addresses any resultant antitrust or labor issues and customer concerns, any contingent liabilities related to divestitures or integration costs associated with acquisitions, and other matters; the success of our efforts to diversify our customer base and still maintain existing GM business; the continued protection and exploitation of our intellectual property to develop new products and enter new markets; and our ability to capture expected benefits of our cost reduction initiatives so as to maintain flexibility to respond to adverse and cyclical changes in general economic conditions and in the automotive industry in each market we operate, including customer cost reduction initiatives, potential increases in warranty and raw material costs, pension contributions, healthcare costs, disruptions in the labor, commodities or transportation markets caused by terrorism or war and other changes in the political and regulatory environments where we do business. Delphi does not intend or assume any obligation to update any of these forward-looking statements.

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